Exhibit 99 - Press release issued September 3, 2004

28470 13 Mile Road, Farmington Hills, MI 48334

FOR IMMEDIATE RELEASE

Analysts Contact: Thomas Connelly
Director of Investor Relations
Phone: 248-702-6240

Media Contact: Timothy Lubbers
Director of Customer Service
Phone: 810-966-4208

SEMCO ENERGY, Inc. COMPLETES SALE OF ITS CONSTRUCTION SERVICES BUSINESS

FARMINGTON HILLS, MI, SEPTEMBER 3, 2004 - SEMCO ENERGY, Inc. (NYSE:SEN) today announced that the Company has finalized the sale of the assets of its construction services business to InfraSource Services, Inc. (NYSE:IFS) for $21.3 million in cash. The Company also expects to receive additional cash of approximately $4 million from the refund of certain pre-paid assets not acquired by InfraSource.
SEMCO ENERGY announced on August 4, 2004, that it had reached a definitive agreement to sell the construction services business, which operates in the Midwest and Southeastern United States, to InfraSource Services. The transaction was expected to be completed by the close of the third quarter of this year.
In November 2003, SEMCO ENERGY announced plans to sell the construction services business by the end of 2004 as part of the Company’s strategic plan to focus on regulated gas businesses.
George A. Schreiber, Jr., Company President and Chief Executive Officer, said, "I am pleased that we have completed the divestiture of the construction services business well within our originally announced time frame. We now can focus our energy on enhancing the value of our natural gas distribution business, which has consistently performed well and provided stable earnings for the Company."
The Company recorded a loss of $5.1 million, net of taxes, from the sale.

SEMCO ENERGY, Inc. distributes natural gas to more than 392,000 customers combined in Michigan, as SEMCO ENERGY GAS COMPANY, and in Alaska, as ENSTAR Natural Gas Company. It owns and operates businesses involved in propane distribution, intrastate pipelines and natural gas storage in various regions of the United States. In addition, it provides information technology and outsourcing services, specializing in the mid-range computer market.

The following is a "Safe-Harbor" statement under the Private Securities Litigation Reform Act of 1995. This release contains forward-looking statements that involve risks and uncertainties. Statements that are not historic facts, including statements about the Company’s outlook, beliefs, plans, goals and expectations, are forward-looking statements. Factors that may impact forward-looking statements include, but are not limited to, the effects of weather, the economic climate, competition, commodity prices, changing conditions in the capital markets, regulatory approval processes, success in obtaining new business, success in defending claims against the Company, and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.